Exhibit 99.1

Medivation Contacts: Patrick Machado Chief Business & Financial Officer (415) 829-4101 Anne Bowdidge Investor Relations (650) 218-6900	Pfizer Contacts: MacKay Jimeson Corporate Media Relations (212) 733-2324 Suzanne Harnett Investor Relations (212) 733-8009

MEDIVATION AND PFIZER ANNOUNCE RESULTS FROM PHASE 3 CONCERT TRIAL OF DIMEBON IN ALZHEIMER’S DISEASE

– Dimebon did not meet primary efficacy endpoints –

SAN FRANCISCO, CA and NEW YORK, NY – January 17, 2012 – Medivation, Inc. (NASDAQ: MDVN) and Pfizer Inc. (NYSE: PFE) today announced results from the CONCERT trial, which is a Phase 3 trial that evaluated dimebon (latrepirdine) when added to ongoing treatment with donepezil HCL tablets in patients with mild-to-moderate Alzheimer’s disease. Dimebon did not achieve statistically significant results for either of the two co-primary endpoints, the Alzheimer’s Disease Assessment Scale – cognitive subscale (ADAS-cog), which measures cognitive ability, or the Alzheimer’s Disease Cooperative Study – Activities of Daily Living (ADCS-ADL), which measures self care and daily function.

“We are disappointed in the CONCERT results and the implications for Alzheimer’s disease patients and their caregivers,” said David Hung, M.D., president and CEO of Medivation. “I would like to extend my sincere thanks to the patients, their physicians and study teams involved in this trial.”

Dimebon was generally well tolerated in the study. A full analysis of the results from CONCERT will be conducted and submitted for presentation at an upcoming scientific congress.

Medivation and Pfizer will discontinue development of dimebon for all indications and will terminate the ongoing open label extension study in Alzheimer’s disease. The companies also announce that they will terminate their collaboration to co-develop and market dimebon pursuant to the terms of their Collaboration Agreement.

“We recognize Alzheimer’s is a very complex disease,” said Steven J. Romano, M.D., senior vice president, head, Medicines Development Group, Global Primary Care Business Unit, Pfizer Inc. “Despite this disappointing result, Pfizer remains committed to advancing the science of Alzheimer’s disease, with the ultimate goal of delivering innovative and meaningful new treatment options to patients.”

The Phase 3 CONCERT trial was a 12-month global randomized, double-blind, placebo-controlled trial that enrolled 1,003 patients with Alzheimer’s disease. Patients on a stable dose of donepezil for at least four months were randomized to one of three treatment groups: dimebon 20 mg three times per day, dimebon 5 mg three times per day or placebo.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. Together with its corporate partner Astellas, Medivation currently has its investigational drug MDV3100 in Phase 3 development to treat advanced prostate cancer. For more information, please visit us at www.medivation.com.

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